Exhibit 99.1

Interactive Strength Inc. (Nasdaq: TRNR) Enters into Exclusive Worldwide Distribution Agreement with WOODWAY to Sell and Distribute CLMBR

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The initial purchase order is expected to generate more than $7 million of net revenue and TRNR has sufficient inventory to fulfill the entire purchase order
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The Company confirms that it expects to generate net revenue of between $15 million and $20 million in 2024

Austin, TX – February 26, 2024 - Interactive Strength Inc. (Nasdaq: TRNR) (“TRNR” or “the Company”), maker of innovative specialty fitness equipment and provider of virtual personal training services, today announced that it has entered into an exclusive worldwide distribution agreement with WOODWAY USA Inc. (“WOODWAY”), which grants the right for WOODWAY to sell and distribute the Company’s CLMBR product anywhere in the world in the commercial market.

As part of the agreement, WOODWAY is placing an initial purchase order for 2,150 units, which is expected to generate more than $7 million in net revenue for TRNR and anchors the Company’s guidance that it expects to generate net revenue of between $15 million and $20 million in 2024.

Trent Ward, Co-Founder and CEO of TRNR, said: “We could not hope for a better partner for CLMBR than WOODWAY and both companies have very high expectations for the growth potential of CLMBR, in the United States and also internationally. The initial purchase order that should generate more than $7 million of net revenue for TRNR is an extremely strong commitment from WOODWAY and clearly demonstrates their confidence in CLMBR.”

Eric Weber, WOODWAY’s Director of Sales and Marketing, stated, “We have seen great interest from both our domestic and international customers and the most exciting part is that there are multiple use cases for CLMBR in a commercial setting. On one hand, we are seeing CLMBR taking the place of stair-steppers and elliptical machines on gym floors, and on the other hand, we are seeing leading gym chains replace spin bikes with CLMBR machines in group fitness rooms. There are a number of other cases as well and they are all driven by CLMBR’s attractive price, small footprint and safe and efficient full-body workout."

The Company acquired more than 2,200 units of CLMBR inventory already in the United States as part of the acquisition of CLMBR’s assets earlier this month, and most of these will be purchased by WOODWAY, with a portion of the existing inventory allocated to consumer sales through www.clmbr.com. The current expectation is that production of new CLMBR inventory will restart in the second half of 2024.

The majority of CLMBR revenue is expected to be generated in the United States in 2024, but the international demand for CLMBR is expected to be significant and WOODWAY has an impressive global reach, having sold its own products in over 100 countries during its nearly five decades of operations. It is expected that CLMBR will be sold in more than 10 countries during 2024 and the brand will further penetrate WOODWAY’s international network in 2025. As an indication of the future potential for CLMBR, WOODWAY currently has more than 50 international distribution partners, with many of them covering multiple countries and territories.

The agreement has an initial term of five years, but there are extensions included as this relationship is expected to be long-term. In order for WOODWAY to share more in the value creation of this agreement and as a way to create additional alignment between the parties, the Company has issued 800,000 warrants to WOODWAY with an exercise price of $1.25 per share.

Exhibit 99.1

WOODWAY is exhibiting multiple CLMBR units in its booth at IHRSA from March 6-8 in Los Angeles. IHRSA is the largest fitness equipment show in the world and many customers use the show to discover innovative fitness equipment and to confirm orders. In early April, WOODWAY will also be exhibiting CLMBR at FIBO in Cologne, Germany, which is the largest equipment show in Europe.

TRNR Investor Contact

ir@interactivestrength.com

TRNR Media Contact

forme@jacktaylorpr.com

About Interactive Strength Inc.:

Interactive Strength Inc. produces innovative specialty fitness equipment and digital fitness services under two main brands: 1) CLMBR and 2) FORME. Interactive Strength Inc. is listed on NASDAQ (symbol: TRNR).

CLMBR is a vertical climbing machine that offers an efficient and effective full-body strength and cardio workout. CLMBR's design is compact and easy to move – making it perfect for commercial or in-home use. With its low impact and ergonomic movement, CLMBR is safe for most ages and levels of ability and can be found at gyms and fitness studios, hotels, and physical therapy facilities, as well as available for consumers at home. www.clmbr.com.

FORME is a digital fitness platform that combines premium smart home gyms with live virtual personal training and coaching to deliver an immersive experience and better outcomes for both consumers and trainers. FORME delivers an immersive and dynamic at-home fitness experience through two connected hardware products: 1. The FORME Studio (fitness mirror) and 2. The FORME Studio Lift (fitness mirror and cable-based digital resistance). In addition to the company’s connected fitness hardware products, FORME offers expert personal training and health coaching in different formats and price points through Video On-Demand, Custom Training, and Live 1:1 virtual personal training. www.formelife.com.

About WOODWAY USA, Inc.:

Woodway is a state-of-the-art treadmill manufacturer specializing in custom, hand-built treadmills for over 40 years. With innovation and performance at its forefront, Woodway has been an industry leader for fitness training, medical rehabilitation, and the uppermost echelons of human performance. www.woodway.com

Forward Looking Statements:

This press release includes certain statements that are “forward-looking statements” for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and reflect management’s assumptions, views, plans, objectives and projections about the future. Forward-looking statements generally are accompanied by words such as “believe”, “project”, “expect”, “anticipate”, “estimate”, “intend”, “strategy”, “future”, “opportunity”,

Exhibit 99.1

“plan”, “may”, “should”, “will”, “would”, “will be”, “will continue”, “will likely result” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, projections about the number of units of the Company’s products that will be sold and the number of countries in which such products will be sold, and predictions about when new inventory of the Company’s products will be produced. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Company. Risks and uncertainties include but are not limited to: demand for our products; competition, including technological advances made by and new products released by our competitors; our ability to accurately forecast consumer demand for our products and adequately maintain our inventory; and our reliance on a limited number of suppliers and distributors for our products. A further list and descriptions of these risks, uncertainties and other factors can be found in filings with the Securities and Exchange Commission. To the extent permitted under applicable law, the Company assumes no obligation to update any forward-looking statements.